Exhibit 99.1

HOLD FOR CALL — JULY 19, 2005

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS
10.1% INCREASE IN 2005 SECOND QUARTER EARNINGS

Successful Completion of Second-Step Conversion and Stock Offering Raising $3.9 Billion

Quarterly Cash Dividend Declared of $0.07 Per Common Share

Paramus, New Jersey, July 19, 2005 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today the results of its operations for the three- and six-month periods ended June 30, 2005.

Financial Highlights

•	Net income increased 10.1% to $64.3 million in the second quarter of 2005 from $58.4 million in the second quarter of 2004 and increased 3.9% from $61.9 million for the first quarter of 2005. Net income increased 10.1% to $126.2 million for the six-month period ended June 30, 2005 from $114.6 million for the six-month period ended June 30, 2004.

•	The second-step conversion and stock offering was completed on June 7, 2005, which raised gross offering proceeds of $3.93 billion, less related fees of $125.0 million. From these proceeds we directly invested approximately $2.80 billion into investment securities with terms to maturity or initial rate reset of less than two years. The remainder of the proceeds was primarily used to purchase adjustable-rate mortgage-backed securities and, to a lesser extent, purchase and originate first mortgage loans. All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering. Our stockholders’ equity was $5.47 billion at June 30, 2005 and our book value per common share was $9.53.

•	Earlier today, the Board of Directors declared a quarterly cash dividend of $0.07 per common share compared with a conversion-adjusted dividend of $0.066 per common share declared and paid during the quarter ended June 30, 2005. The cash dividend is payable on September 1, 2005 to stockholders of record at the close of business on August 5, 2005.

•	Net interest income was $131.7 million for the second quarter of 2005, an increase of 10.7% from $119.0 million for the second quarter of 2004 and an increase 4.6% from $125.9 million for the first quarter of 2005. Net interest income was $257.6 million for the six-month period ended June 30, 2005, an increase of 9.8% from $234.5 million for the six-month period ended June 30, 2004.

•	Basic and diluted earnings per common share were $0.11 for the second quarter of 2005 compared with $0.10 for the second quarter of 2004 and $0.11 for the first quarter of 2005. Basic and diluted earnings per common share were $0.22 and $0.21, respectively, for the first six months of 2005 compared with basic and diluted earnings per common share of $0.20 and $0.19, respectively, for the first six months of 2004.

•	Our annualized return on average stockholders’ equity and annualized return on average assets for the second quarter of 2005 were 10.26% and 1.11%, respectively, compared with 16.98% and 1.28%, respectively, for the second quarter of 2004 and 17.21% and 1.21%, respectively, for the first quarter of 2005. Our annualized return on average stockholders’ equity and annualized return on average assets for the six-month period ended June 30, 2005 were 12.78% and 1.16%, respectively, compared with 16.87% and 1.29%, respectively, for the six-month period ended June 30, 2004.

•	Our net interest rate margin and net interest rate spread were 2.34% and 2.02%, respectively, for the second quarter of 2005 compared with 2.65% and 2.43%, respectively, for the second quarter of 2004 and 2.45% and 2.23%, respectively, for the first quarter of 2005. For the first six months of 2005, our net interest rate margin and net interest rate spread were 2.39% and 2.11%, respectively, compared with 2.67% and 2.45%, respectively, for the first six months of 2004.

•	Our efficiency ratio for the second quarter of 2005 was 22.76% compared with 23.75% for the second quarter of 2004 and 23.71% for the first quarter of 2005. Our efficiency ratio for the first six months of 2005 was 23.23% compared with 24.06% for the first six months of 2004.

•	Total loans outstanding increased $1.73 billion, or 15.2%, to $13.09 billion at June 30, 2005 compared with $11.36 billion at December 31, 2004. This increase reflected purchases and originations of first mortgage loans of $1.92 billion and $811.1 million, respectively, during the first six months of 2005 compared with $1.59 billion and $768.5 million, respectively, during the first six months of 2004. First mortgage loans purchased and originated during the second quarter of 2005 were $1.14 billion and $488.4 million, respectively.

•	Non-performing loans as a percent of total loans were 0.16% as of June 30, 2005 compared with 0.19% as of December 31, 2004. The allowance for loan losses as a percent of non-performing loans was 134.30% as of June 30, 2005 compared with 126.44% as of December 31, 2004. We provided $65,000 to the allowance for loan losses and had a net recovery of $1,000 during the first six months of 2005 compared with a provision of $450,000 and a net charge-off of $7,000 during the first six months of 2004.

•	Borrowed funds increased $2.00 billion to $9.15 billion at June 30, 2005. The new borrowings have maturities of ten years and initial call dates ranging from three to five years in order to assist in the management of interest rate risk. Total deposits decreased $213.2 million to $11.26 billion at June 30, 2005.

•	On July 1, 2005, Hudson City Bancorp signed an agreement with the independent trustee of the Hudson City Savings Bank Employee Stock Ownership Plan (“ESOP”), which provides a commitment to lend funds to allow the trustee to purchase up to 15,719,223 shares of Hudson City Bancorp common stock beginning in the third quarter of 2005. The loan will be repaid and the shares purchased will be allocated to employees over a forty year period. The current stock repurchase plan has remained suspended.

“In June we completed a highly successful second-step conversion and stock offering, raising over $3.9 billion in new capital,” said Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer. “In accordance with our Offering Prospectus, approximately $2.8 billion of the new capital was invested in securities with initial reprice and maturity dates of less than two years in order to assist in our management of interest rate risk. During the first six months of 2005, we continued operating our business in the same style as in the previous years. We grew assets an additional $2.0 billion primarily in first mortgage loans reflecting our focus on a traditional thrift business model, and continued to provide value to our existing and new customers through competitively priced products and new branch locations, and to our shareholders through continued strong earnings and payment of dividends,” added Mr. Hermance.

Statement of Income Summary
Our results of operations depend primarily on net interest income, which, in part, is a direct result of the market interest rate environment. Net interest income is the difference between the interest income we earn on our interest-earning assets, primarily mortgage loans, mortgage-backed securities and investment securities, and the interest we pay on our interest-bearing liabilities, primarily time deposits, interest-bearing demand deposits and borrowed funds. Net interest income is affected by the shape of the market yield curve, the timing of the placement of interest-earning assets and interest-bearing liabilities on our balance sheet, and the prepayment rate on our mortgage-related assets. Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, government policies and actions of regulatory authorities. Our results are also affected by the price of our stock, as the expense of certain of our employee stock compensation plans is related to the current price of our common stock.

For both the three- and six-month periods ended June 30, 2005, our growth in interest income was derived from the overall growth in our balance sheet, while the increase in interest expense reflected the growth in our interest-bearing liabilities, used to fund our asset growth, and increases in the prevailing interest rate environment. Short-term market interest rates generally increased during the first six months of 2005 following increases during the entirety of 2004. The Federal Open Market Committee of the Federal Reserve Bank increased the overnight lending rate 25 basis points at each of the regularly scheduled meetings beginning in June 2004 to the current rate of 3.25%. Intermediate-term market interest rates, those with maturities of two to five years, also increased during the first six months of 2005, but at a slower pace than short-term interest rates. Long-term market interest rates, in particular the 10- and 30-year bonds, declined during the first six months of 2005. The result of these market interest rate changes was a continued flattening of the market yield curve during the first six months of 2005. In this rate environment, our net interest margin decreased 31 basis points when comparing the second quarter of 2005 with the same period in 2004 and 28 basis points when comparing the first six months of 2005 to the first six months of 2004, as our interest income, in general, reflects movements in long-term rates while our interest expense, in general, reflects movements in short-term rates. The $12.7 million increase in the second quarter of 2005 and the $23.1 million increase during the first six months of 2005 in our net interest income, when compared to the same periods in 2004, reflects the approximate 25.8% and 22,1% growth, respectively, in our total average interest-earning assets over the comparable periods.

We anticipate that the short-term interest rates will continue to increase in 2005 and long-term interest rates will increase only slightly or remain stable for the rest of 2005, thus further flattening the market yield curve. The result of this potential market interest rate scenario would have a negative impact on our results of operations and our net interest margin as our interest-earning assets, both loans and securities, generally price off long-term interest rates, while our interest-bearing liabilities, both deposits and borrowed funds, generally price off short-term interest rates. If both short- and long-term interest rates increase by the same amount, and the shape of the yield curve does not change, the resulting environment is also likely to have a short-term adverse impact on our results of operations, as our interest-bearing liabilities will reset to the current market interest rates faster than our interest-earning assets.

Total interest and dividend income for the three months ended June 30, 2005 increased $58.4 million, or 26.5%, to $279.2 million compared with $220.8 million for the three months ended June 30, 2004. This increase was primarily due to a $4.60 billion, or 25.8%, increase in the average balance of interest-earning assets to $22.47 billion for the three months ended June 30, 2005 from $17.87 billion for the three months ended June 30, 2004, reflecting our balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering. Also contributing to the growth in interest and dividend income was a 3 basis point increase in the annualized weighted-average yield on total average interest-earning assets to 4.97% for the second quarter of 2005 compared with 4.94% for the second quarter of 2004. This increase in yield was primarily the result of a shift in our interest-earning asset mix to a higher percentage of first mortgage loans, which earn a higher yield than most of our other interest-earning assets.

The $38.7 million increase in interest and fees on mortgage loans was due to the growth in the average balance of $2.88 billion. The $11.6 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $1.21 billion, which reflected the investment during 2004 of certain of the cash flows from prepayment activity on our mortgage-related assets into investment securities and the investment of part of the net proceeds from the second-step conversion and stock offering. The $3.8 million increase in interest on mortgage-backed securities was primarily due to a $417.2 million increase in the average balance reflecting increased purchases of adjustable-rate during the first six months of 2005 and the investment of part of the net proceeds from the second-step offering.

Total interest and dividend income for the six months ended June 30, 2005 increased $99.0 million, or 22.8%, to $532.8 million compared with $433.8 million for the six months ended June 30, 2004. This increase was primarily due to a $3.87 billion, or 22.1%, increase in the average balance of interest-earning assets to $21.36 billion for the six months ended June 30, 2005 from $17.49 billion for the six months ended June 30, 2004, reflecting our internally generated balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering. Also contributing to the growth in interest and dividend income was a shift in our interest-earning asset mix to a higher percentage of first mortgage loans, which earn a higher yield than most of our other interest-earning assets.

The $71.7 million increase in interest and fees on mortgage loans was due to the growth in the average balance of $2.72 billion. The $19.4 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $938.4 million, which reflected the investment during 2004 of certain of the cash flows from prepayment activity on our mortgage-related assets into investment securities and the investment of part of the net offering proceeds from the second-step conversion and stock offering. The $2.3 million increase in interest on mortgage-backed securities was primarily due to a $167.3 million increase in the average balance due to the investment of part of the net offering proceeds from the second-step conversion and stock offering.

Total interest expense for the three months ended June 30, 2005 increased $45.7 million, or 44.9%, to $147.5 million compared with $101.8 million for the three months ended June 30, 2004. This increase was partially due to a $3.72 billion, or 22.8%, increase in the average balance of total interest-bearing liabilities to $20.05 billion for the three months ended June 30, 2005 compared with $16.33 billion for the corresponding period in 2004. The increase in the average balance of interest-bearing liabilities funded a portion of our asset growth. The increase in total interest expense was also due to a 44 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 2.95% for the three-month period ended June 30, 2005 compared with 2.51% for the three-month period ended June 30, 2004, which reflected the growth of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2004 and the first six months of 2005.

The $26.2 million increase in interest expense on borrowed funds for the three months ended June 30, 2005 was due to an increase in the average balance of borrowed funds of $2.71 billion and a 12 basis point increase in the annualized weighted-average cost. The $19.5 million increase in interest expense on interest-bearing deposits was due to a $1.01 billion increase in the average balance of interest-bearing deposits and a 50 basis point increase in the annualized weighted-average cost due to rising short-term interest rates experienced during 2004 and the first six months of 2005.

Total interest expense for the six months ended June 30, 2005 increased $75.9 million, or 38.1% to $275.2 million compared with $199.3 million for the six months ended June 30, 2004. This increase was partially due to a $3.35 billion, or 21.0%, increase in the average balance of total interest-bearing liabilities to $19.30 billion for the six months ended June 30, 2005 compared with $15.95 billion for the corresponding period in 2004. The increase in the average balance of interest-bearing liabilities funded a portion of our asset growth. The increase in total interest expense was also due to a 37 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 2.88% for the six-month period ended June 30, 2005 compared with 2.51% for the six-month period ended June 30, 2004, which reflected the growth of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2004 and the first six months of 2005.

The $43.3 million increase in interest expense on borrowed funds for the six months ended June 30, 2005 was due to an increase in the average balance of borrowed funds of $2.37 billion and a 6 basis point increase in the annualized weighted-average cost. The $32.6 million increase in interest expense on interest-bearing deposits was due to a $972.6 million increase in the average balance of interest-bearing deposits and a 41 basis point increase in the annualized weighted-average cost due to rising short-term interest rates experienced during 2004 and the first six months of 2005.

Net interest income for the three months ended June 30, 2005 increased $12.7 million, or 10.7%, to $131.7 million compared with $119.0 million for the corresponding period in 2004. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 2.02% for the second quarter of 2005 compared with 2.43% for the corresponding period in 2004. For the second quarter of 2005, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.34% compared with 2.65% for the corresponding 2004 period. Net interest income for the six months ended June 30, 2005 increased $23.1 million, or 9.8%, to $257.6 million compared with $234.5 million for the corresponding period in 2004. Our net interest rate spread was 2.11% for the first six months of 2005 compared with 2.45% for the corresponding period in 2004. For the first six months of 2005, our net interest margin was 2.39% compared with 2.67% for the corresponding 2004 period.

The increase in our net interest income in both the three- and six-month periods reflected, in part, our overall balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering. The decrease in the net interest rate spread and net interest margin was primarily due to the larger increase in the weighted-average cost of interest-bearing liabilities when compared to the increase in the weighted-average yield on interest-earning assets, reflecting the flat market yield curve, and our decision to shift our portfolio mix to shorter-term interest-earning assets, by purchasing and originating a larger percentage of adjustable-rate instruments, and longer-term interest-bearing liabilities, by borrowing funds with initial call dates of three to five years, in order to manage our interest rate risk.

We did not provide for the allowance for loan losses during the three-month period ended June 30, 2005, however, we provided $225,000 during the three-month period ended June 30, 2004. The provision for loan losses was $65,000 for the six-month period ended June 30, 2005 compared to $450,000 for the six-month period ended June 30, 2004. Net recoveries for the first six months of 2005 were $1,000 compared with net charge-offs of $7,000 for the corresponding 2004 period. The allowance for loan losses increased $66,000 to $27.4 million at June 30, 2005 compared with $27.3 million at December 31, 2004. The allowance for loan losses as a percent of total loans was 0.21% at June 30, 2005 compared with 0.24% at December 31, 2004. Non-performing loans at June 30, 2005 were $20.4 million compared with $21.6 million at December 31, 2004. The ratio of non-performing loans to total loans was 0.16% at June 30, 2005 compared with 0.19% at December 31, 2004. The ratio of allowance for loan losses to total non-performing loans was 134.30% at June 30, 2005 compared with 126.44% at December 31, 2004.

Total non-interest income for the three months ended June 30, 2005 was $1.2 million compared with $3.9 million for the corresponding 2004 period. Total non-interest income for the six months ended June 30, 2005 was $5.1 million compared with $7.5 million for the corresponding 2004 period. These decreases in total non-interest income reflected decreases in gains on securities transactions, net.

Total non-interest expense for the three months ended June 30, 2005 and 2004 was $30.3 million and $29.2 million, respectively, which primarily reflected increases in net occupancy expense and employee compensation. Our efficiency ratio for the three months ended June 30, 2005, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 22.76% compared with 23.75% for the corresponding 2004 period. Our annualized ratio of non-interest expense to average total assets for the three months ended June 30, 2005 was 0.52% compared with 0.64% for the corresponding period in 2004.

Total non-interest expense for the six months ended June 30, 2005 and 2004 was $61.0 million and $58.2 million, respectively, which primarily reflected increases in net occupancy expense and employee compensation. Our efficiency ratio for the six months ended June 30, 2005 was 23.23% compared with 24.06% for the corresponding 2004 period. Our annualized ratio of non-interest expense to average total assets for the six months ended June 30, 2005 was 0.56% compared with 0.65% for the corresponding period in 2004.

Income tax expense for the three months ended June 30, 2005 was $38.4 million compared with $35.0 million for the corresponding 2004 period. Our effective tax rate for the three months ended June 30, 2005 and 2004 was 37.38% and 37.50%, respectively. Income tax expense for the six months ended June 30, 2005 was $75.4 million compared with $68.7 million for the corresponding 2004 period. Our effective tax rate for the six months ended June 30, 2005 and 2004 was 37.39% and 37.47%, respectively. These increases in the amount of income tax expense were primarily due to increases in income before income tax.

Statement of Financial Condition Summary
Total assets increased $5.86 billion, or 29.1%, to $26.01 billion at June 30, 2005 from $20.15 billion at December 31, 2004, primarily due to the receipt of the offering proceeds from our second-step conversion and stock offering, as well as our internally generated growth. The increase in total assets reflected a $2.95 billion increase in total investment securities, a $1.73 billion increase in loans and a $1.17 billion increase in total mortgage-backed securities.

In connection with the completion of the second-step conversion and stock offering, Hudson City Bancorp sold a total of 392,980,580 shares of common stock at a purchase price of $10.00 per share, with 135,608,879 shares sold in a subscription offering and 257,371,701 sold in a syndicated offering. Also, in connection with the second-step conversion, we effected a stock split pursuant to which each share of common stock outstanding before completion of the offering was split into 3.206 shares. All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering.

We raised approximately $3.93 billion in our second-step conversion and stock offering, of which $1.36 billion was raised in the subscription offering and $2.57 billion was raised in a syndicated offering. The net $3.80 billion increase to stockholders’ equity due to the conversion reflected the receipt of the $3.93 billion offering proceeds less the payment of $125.0 million in conversion related expenses. Equity was further increased by $145.8 million due to the consolidation of Hudson City, MHC into Hudson City Bancorp, Inc. The amount of funds available for investment from the net offering proceeds was $3.57 billion, reflecting a further $229.9 million reduction from the net offering proceeds due to the use of customer deposits to purchase stock. Hudson City Bancorp contributed $3.0 billion of the net proceeds to Hudson City Savings Bank, resulting in a significant increase in the Bank’s capital. The remainder of the proceeds held by Hudson City Bancorp is maintained in an interest-bearing deposit account at Hudson City Savings Bank and is available for general corporate purposes.

The $3.57 billion was primarily invested in investment and mortgage-backed securities with maturity or initial rate reset dates of less than two years. Of the proceeds, approximately $1.50 billion was directly invested into government-sponsored agency discount notes yielding approximately 3.24%, which are scheduled to mature over the next six months. We expect to reinvest these funds into securities with maturity or initial rate reset dates of less than two years. We also directly invested approximately $900.0 million of the offering proceeds into callable government-sponsored agency securities with an average yield of 3.94% and an estimated average maturity of 1.6 years and approximately $400.0 million into government-sponsored agency step-up notes with an average yield of 4.00% with an average rate reset of approximately 1.0 years. The remainder of the proceeds was primarily used to purchase adjustable-rate mortgage-backed securities and, to a lesser extent, purchase and originate first mortgage loans.

We purchased and originated first mortgage loans of approximately $1.92 billion and $811.1 million, respectively, during the six-month period ended June 30, 2005 compared with $1.59 billion and $768.5 million, respectively, for the corresponding period in 2004. Of the first mortgage loans originated and purchased during the first six months of 2005, approximately 38.08% were variable-rate loans. Loan originations and purchases were exclusively in one- to four-family mortgage loans. Purchased mortgage loans allow us to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model. At June 30, 2005, we are committed to purchase and originate $700.9 million and $266.3 million, respectively, of first mortgage loans, which are expected to settle during the third quarter of 2005.

Total mortgage-backed securities increased $1.17 billion during the six-month period ended June 30, 2005, reflecting purchases of approximately $2.02 billion. Of the mortgage-backed securities purchased, approximately 90.0% were adjustable-rate or hybrid instruments. All of our mortgage-backed securities are directly or indirectly insured or guaranteed by a government or government-sponsored agency. At June 30, 2005, we are committed to purchase $628.8 million of when-issued mortgage-backed securities, which are expected to settle during the third quarter of 2005.

Total liabilities increased $1.79 billion, or 9.5%, to $20.53 billion at June 30, 2005 from $18.74 billion at December 31, 2004. The increase in total liabilities primarily reflected a $2.0 billion increase in borrowed funds, partially offset by a $213.2 million decrease in deposits. The increase in borrowed funds was the result of securing $2.1 billion of new borrowings, primarily with initial reprice dates ranging from three to five years and final maturities of ten years. Of these new borrowings, $1.20 billion were pursuant to reverse repurchase agreements and $900.0 million were advances from the Federal Home Loan Bank. Total deposits decreased $213.2 million during the six-month period ended June 30, 2005 and $432.1 million during the three-month period from March 31, 2005 to June 30, 2005 reflecting the consolidation of the $145.8 million deposit of Hudson City, MHC, which was added to our capital, and the use of approximately $229.9 million of customer deposits to purchase stock during our second-step stock offering.

We expect to grow our assets during the second-half of 2005 primarily through the origination and purchase of mortgage loans, while purchasing investment and mortgage-backed securities as a supplement to our investments in mortgage loans. We plan that approximately half of these originations and purchases will be short-term or variable-rate in nature, in order to assist in the management of our interest rate risk. We consider a loan or security to be variable rate if there exists a contractual rate adjustment during the life of the instrument, including those variable-rate mortgage-related assets with three-, five- or ten-year initial fixed-rate periods.

The primary funding for our asset growth is expected to come from customer deposits and borrowed funds. We plan that the funds borrowed will have initial non-call periods of three to five years and final maturities of ten years in order to extend the maturity of our liabilities and assist in the management of our interest rate risk. We intend to grow customer deposits by continuing to offer desirable products at competitive rates and by opening new branch offices. We opened one branch office in Suffolk County, NY during the first six months of 2005. During the third quarter of 2005, we plan to open two additional branch offices in Suffolk County and two branch offices in Richmond County (Staten Island), NY. We anticipate opening approximately four to five offices, in total, during the fourth quarter of 2005 and first quarter of 2006. We will continue to explore branch expansion opportunities in market areas that present significant opportunities for our traditional thrift business model and intend to open ten to fifteen branches annually.

Total stockholders’ equity increased $4.07 billion to $5.47 billion at June 30, 2005 from $1.40 billion at December 31, 2004. The increase in stockholders’ equity was primarily due to the net offering proceeds of $3.80 billion, a $145.8 million increase due to the consolidation of Hudson City, MHC into Hudson City Bancorp, and net income of $126.2 million for the first six months of 2005. Also increasing stockholders’ equity was a $2.2 million increase due to the exercise of stock options, an $8.5 million permanent tax benefit due to the exercise of stock options and the vesting of employee stock benefit plans, and a $7.5 million increase due to the commitment of shares for our employee stock benefit plans. These increases to stockholders’ equity were partially offset by cash dividends declared and paid to common stockholders of $23.3 million, purchases of shares of common stock for our recognition and retention plan at an aggregate cost of $1.3 million and a $2.7 million purchase of treasury stock directly from vesting shares in our recognition and retention plan for payment of income taxes.

As of June 30, 2005 there remained 9,862,365 shares authorized to be purchased under our current stock repurchase program, which has remained suspended. At June 30, 2005, our stockholders’ equity to asset ratio was 21.05% and our year-to-date average stockholders’ equity to asset ratio was 9.04%. At June 30, 2005, our stockholders’ equity per common share, using the period-end share count of outstanding shares, less purchased but unallocated employee stock ownership plan shares and less purchased but unvested management plan shares, was $9.53.

Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates 84 branch offices in New Jersey and two branches in Suffolk County, NY. Hudson City Savings currently has 1,101 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2005	2004
	(Unaudited)
	(In thousands)
Assets:
Cash and due from banks	$94,999	$122,483
Federal funds sold	14,400	45,700

Total cash and cash equivalents	109,399	168,183
Investment securities held to maturity	1,534,211	1,334,249
Investment securities available for sale	4,346,183	1,594,639
Federal Home Loan Bank of New York stock	180,000	140,000
Mortgage-backed securities held to maturity	4,085,808	3,755,921
Mortgage-backed securities available for sale	2,460,357	1,620,708
Loans	13,088,763	11,363,039
Less:
Deferred loan fees	4,792	8,073
Allowance for loan losses	27,385	27,319

Net loans	13,056,586	11,327,647
Foreclosed real estate, net	761	878
Accrued interest receivable	116,254	97,490
Banking premises and equipment, net	45,511	36,399
Other assets	70,061	69,867

Total Assets	$26,005,131	$20,145,981

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$10,807,366	$11,059,798
Noninterest-bearing	456,699	417,502

Total deposits	11,264,065	11,477,300
Borrowed funds	9,150,000	7,150,000
Accrued expenses and other liabilities	117,511	115,797

Total liabilities	20,531,576	18,743,097

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 597,471,988 shares outstanding at June 30, 2005; 596,777,836 shares outstanding at December 31, 2004 (1)	7,415	7,415
Additional paid-in capital (1)	4,531,339	565,403
Retained earnings	1,689,351	1,588,792
Treasury stock, at cost; 143,994,567 shares at June 30, 2005 and 144,688,719 shares at December 31, 2004 (1)	(694,891)	(696,812)
Unallocated common stock held by the employee stock ownership plan	(46,572)	(47,552)
Unearned common stock held by the recognition and retention plan	(3,646)	(5,267)
Accumulated other comprehensive loss, net of tax	(9,441)	(9,095)

Total stockholders’ equity	5,473,555	1,402,884

Total Liabilities and Stockholders’ Equity	$26,005,131	$20,145,981

(1)	All prior share data, the balance in the common stock account and the balance in the additional paid-in capital account have been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended June 30,
	2005	2004
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$166,558	$127,892
Interest and fees on consumer and other loans	2,465	2,083
Interest on mortgage-backed securities held to maturity	44,301	44,104
Interest on mortgage-backed securities available for sale	20,467	16,864
Interest on investment securities held to maturity	18,289	10,371
Interest and dividends on investment securities available for sale	22,123	18,450
Dividends on Federal Home Loan Bank of New York stock	3,739	733
Interest on federal funds sold	1,262	294

Total interest and dividend income	279,204	220,791

Interest Expense:
Interest on deposits	70,903	51,431
Interest on borrowed funds	76,614	50,400

Total interest expense	147,517	101,831

Net interest income	131,687	118,960
Provision for Loan Losses	—	225

Net interest income after provision for loan losses	131,687	118,735

Non-Interest Income:
Service charges and other income	1,242	1,282
Gains on securities transactions, net	3	2,634

Total non-interest income	1,245	3,916

Non-Interest Expense:
Compensation and employee benefits	20,275	19,787
Net occupancy expense	4,492	3,804
Federal deposit insurance assessment	414	406
Computer and related services	636	417
Other expense	4,439	4,770

Total non-interest expense	30,256	29,184

Income before income tax expense	102,676	93,467
Income Tax Expense	38,385	35,049

Net income	$64,291	$58,418

Basic Earnings Per Share (1)	$0.11	$0.10

Diluted Earnings Per Share (1)	$0.11	$0.10

Weighted Average Number of Common Shares Outstanding (1):
Basic	574,613,999	578,186,125
Diluted	587,656,762	594,425,169

(1)	All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Six Months
	Ended June 30,
	2005	2004
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$322,656	$250,979
Interest and fees on consumer and other loans	4,766	4,132
Interest on mortgage-backed securities held to maturity	87,345	89,955
Interest on mortgage-backed securities available for sale	37,597	32,660
Interest on investment securities held to maturity	35,316	11,702
Interest and dividends on investment securities available for sale	38,143	42,387
Dividends on Federal Home Loan Bank of New York stock	4,915	1,392
Interest on federal funds sold	2,085	611

Total interest and dividend income	532,823	433,818

Interest Expense:
Interest on deposits	133,818	101,200
Interest on borrowed funds	141,432	98,119

Total interest expense	275,250	199,319

Net interest income	257,573	234,499
Provision for Loan Losses	65	450

Net interest income after provision for loan losses	257,508	234,049

Non-Interest Income:
Service charges and other income	2,378	2,476
Gains on securities transactions, net	2,740	5,071

Total non-interest income	5,118	7,547

Non-Interest Expense:
Compensation and employee benefits	40,205	39,471
Net occupancy expense	9,048	7,744
Federal deposit insurance assessment	822	823
Computer and related services	1,228	956
Other expense	9,718	9,243

Total non-interest expense	61,021	58,237

Income before income tax expense	201,605	183,359
Income Tax Expense	75,385	68,712

Net income	$126,220	$114,647

Basic Earnings Per Share (1)	$0.22	$0.20

Diluted Earnings Per Share (1)	$0.21	$0.19

Weighted Average Number of Common Shares Outstanding (1):
Basic	574,422,972	580,075,972
Diluted	587,647,095	596,973,188

(1)	All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended June 30,
	2005				2004
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$12,254,495	$166,558	5.44%		$9,368,244	$127,892	5.46%
Consumer and other loans	169,850	2,465	5.81		139,040	2,083	5.99
Federal funds sold	171,416	1,262	2.95		125,231	294	0.94
Mortgage-backed securities at amortized cost	5,921,617	64,768	4.38		5,504,413	60,968	4.43
Federal Home Loan Bank of New York stock	164,565	3,739	9.09		155,973	733	1.88
Investment securities at amortized cost	3,792,885	40,412	4.26		2,580,210	28,821	4.47

Total interest-earning assets	22,474,828	279,204	4.97		17,873,111	220,791	4.94

Noninterest-earnings assets	651,868				379,875

Total Assets	$23,126,696				$18,252,986

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$1,324,444	3,269	0.99		$949,999	2,345	0.99
Interest-bearing demand accounts	4,248,495	30,660	2.89		3,389,216	17,850	2.12
Money market accounts	561,686	1,474	1.05		600,796	1,428	0.96
Time deposits	5,381,904	35,500	2.65		5,571,349	29,808	2.15

Total interest-bearing deposits	11,516,529	70,903	2.47		10,511,360	51,431	1.97
Borrowed funds	8,533,407	76,614	3.60		5,818,912	50,400	3.48

Total interest-bearing liabilities	20,049,936	147,517	2.95		16,330,272	101,831	2.51

Noninterest-bearing liabilities:
Noninterest-bearing deposits	439,415				428,257
Other noninterest-bearing liabilities	131,517				118,638

Total noninterest-bearing liabilities	570,932				546,895

Total liabilities	20,620,868				16,877,167
Stockholders’ equity	2,505,828				1,375,819

Total Liabilities and Stockholders’ Equity	$23,126,696				$18,252,986

Net interest income/net interest rate spread (2)		$131,687	2.02%			$118,960	2.43%

Net interest-earning assets/net interest margin (3)	$2,424,892		2.34%		$1,542,839		2.65%

Ratio of interest-earning assets to interest-bearing liabilities (4)			1.12	x			1.09	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	At June 30, 2005, interest-earnings assets were 1.29 times interest-bearing liabilities.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Six Months Ended June 30,
	2005				2004
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)

Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$11,815,575	$322,656	5.46%		$9,102,544	$250,979	5.51%
Consumer and other loans	164,669	4,766	5.79		137,170	4,132	6.02
Federal funds sold	155,296	2,085	2.71		132,452	611	0.93
Mortgage-backed securities at amortized cost.	5,689,854	124,942	4.39		5,522,596	122,615	4.44
Federal Home Loan Bank of New York stock	152,599	4,915	6.44		158,093	1,392	1.76
Investment securities at amortized cost	3,379,278	73,459	4.35		2,440,856	54,089	4.43

Total interest-earning assets	21,357,271	532,823	4.99		17,493,711	433,818	4.96

Noninterest-earnings assets	483,690				349,527

Total Assets	$21,840,961				$17,843,238

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$1,123,131	5,514	0.99		$946,762	4,676	0.99
Interest-bearing demand accounts	4,284,477	57,958	2.73		3,190,741	33,476	2.11
Money market accounts	565,176	2,915	1.04		609,564	2,900	0.96
Time deposits	5,353,883	67,431	2.54		5,606,964	60,148	2.16

Total interest-bearing deposits	11,326,667	133,818	2.38		10,354,031	101,200	1.97
Borrowed funds	7,970,939	141,432	3.58		5,597,642	98,119	3.52

Total interest-bearing liabilities	19,297,606	275,250	2.88		15,951,673	199,319	2.51

Noninterest-bearing liabilities:
Noninterest-bearing deposits	429,055				411,212
Other noninterest-bearing liabilities	138,896				121,163

Total noninterest-bearing liabilities	567,951				532,375

Total liabilities	19,865,557				16,484,048
Stockholders’ equity	1,975,404				1,359,190

Total Liabilities and Stockholders’ Equity	$21,840,961				$17,843,238

Net interest income/net interest rate spread (2)		$257,573	2.11%			$234,499	2.45%

Net interest-earning assets/net interest margin (3)	$2,059,665		2.39%		$1,542,038		2.67%

Ratio of interest-earning assets to interest-bearing liabilities (5)			1.11	x			1.10	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	At June 30, 2005, the weighted-average rate on our outstanding interest-earning assets, other than our FHLB stock, was as follows: first mortgage loans, 5.52%, consumer and other loans, 5.79%, federal funds sold, 3.25%, mortgage-backed securities, 4.70%, investment securities, 4.32%. At June 30, 2005, the weighted-average rate on our outstanding interest-bearing liabilities was as follows: savings accounts, 0.98%, interest-bearing demand accounts, 3.00%, money market accounts, 0.97%, time deposits, 2.78%, borrowed funds, 3.57%.

(5)	At June 30, 2005, interest-earnings assets were 1.29 times interest-bearing liabilities.

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended June 30,
	2005	2004

Return on average assets	1.11%	1.28%

Return on average stockholders’ equity	10.26	16.98

Net interest rate spread	2.02	2.43

Net interest margin	2.34	2.65

Non-interest expense to average assets	0.52	0.64

Efficiency ratio (2)	22.76	23.75

Dividend payout ratio (3)	60.00	53.00

Cash dividends paid per common share (3)	$0.066	$0.053

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

(3)	All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

	For the Six Months
	Ended June 30,
	2005	2004

Return on average assets	1.16%	1.29%

Return on average stockholders’ equity	12.78	16.87

Net interest rate spread	2.11	2.45

Net interest margin	2.39	2.67

Non-interest expense to average assets	0.56	0.65

Efficiency ratio (2)	23.23	24.06

Dividend payout ratio (3)	58.18	51.50

Cash dividends paid per common share (3)	$0.128	$0.103

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

(3)	All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios

	At or For The	At or For The
	Period Ended	Period Ended
	June 30,	December 31,
	2005	2004

Asset Quality Ratios:

Non-performing loans to total loans	0.16%	0.19%

Non-performing assets to total assets	0.08	0.11

Allowance for loan losses to non-performing loans	134.30	126.44

Allowance for loan losses to total loans	0.21	0.24

Capital Ratios:

Average stockholders’ equity to average assets	9.04%	7.29%

Stockholders’ equity to assets	21.05	6.96

Book value per common share	$9.53	$7.85

Regulatory Capital Ratios:

Bank:

Tangible capital	16.54%	6.36%

Leverage (core) capital	16.54	6.36

Total risk-based capital	48.02	17.49

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